EXHIBIT 10(R)
Prepared By:
Leonard, Street and Deinard/AMB
Professional Association
150 S. Fifth Street #2300
Minneapolis, MN 55402
(612) 335-1500

G & K SERVICES
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and restated generally as of January 1, 2008)

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G & K SERVICES
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
TABLE OF CONTENTS

ARTICLE 1 The Plan	1
1.01 Establishment, Amendments and Restatements	1
1.02 Purpose of Plan; Compliance with Code Section 409A	2
1.03 Adoption by Affiliates	2
1.04 Plan Benefits Exempt from Compliance with Code Section 409A	2
1.05 Freezing of Plan	4
ARTICLE 2 Definitions	4

ARTICLE 3 Participation	8
3.01 In General	8
3.02 Participation Conditions	8
3.03 No New Participants After December 31, 2006	8

ARTICLE 4 Amount and time for commencement of Lifetime Benefits	9
4.01 Normal Retirement Benefits	9
4.02 Early Retirement Benefit	9
4.03 Election of Commencement Date for Early Retirement Benefit	10
4.04 Election to Delay Benefits Payable Due to Disability	13
4.05 Form of Payment	13
4.06 Non-Duplication of Benefits; Effect of Re-employment on Benefit Payments	14
4.07 Withholding or Advance Benefit Distribution for FICA Taxes	14
4.08 Six Month Delay of Benefit Payments to Specified Employees	15
4.09 Tax Withholding from Benefit Payments	17
4.10 Delay of Payments for Compliance with Laws or Contractual Obligations	17
4.11 Time of Payment Generally	18

ARTICLE 5 Vesting and Forfeitures	18
5.01 Five-Year Cliff Vesting	18
5.02 Non-Competition	18

ARTICLE 6 Survivorship Benefits	19
6.01 Death Prior to Retirement	19
6.02 After Commencement of Benefits	19

ARTICLE 7 Beneficiary	19
7.01 Recipient of Payments	19
7.02 Beneficiary Designation	19

ARTICLE 8 Form of Payment of Lifetime Benefits	20
8.01 Election of Benefit Form and Permitted Changes	20
8.02 Optional Forms	21
8.03 No Election Made	22

ARTICLE 9 Claims and Review Procedure	22

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9.01 Claims Procedure	22
9.02 Review Procedure	23
9.03 Disability Claim for Benefits	23
9.04 Review of a Denied Disability Claim	24
9.05 Deadline to File Claim	24
9.06 Exhaustion of Administrative Remedies	24
9.07 Deadline to File Legal Action	24
9.08 Committee Discretion; Court Review	24

ARTICLE 10 Administration	25
10.01 Administration	25
10.02 Powers of the Retirement Committee	25
10.03 Actions of the Plan Sponsor and Retirement Committee	25
10.04 Delegation	25
10.05 Reports and Records	25
10.06 Correction of Plan Errors	25

ARTICLE 11 Amendment and Termination	26
11.01 Right to Amend and Terminate	26
11.02 Protection of Participants upon Amendment and Termination	26
11.03 Plan Termination Procedures and Restrictions	26

ARTICLE 12 Miscellaneous	28
12.01 No Guaranty of Employment	28
12.02 Life Insurance and Funding	28
12.03 Non-Alienation	28
12.04 Applicable Laws	29
12.05 Form of Communication	29
12.06 Captions	29
12.07 Severability	29
12.08 Binding Instrument	30

EXHIBIT A-1	31

EXHIBIT A-2	33

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G & K SERVICES
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and restated generally as of January 1, 2008)
ARTICLE 1
THE PLAN
     1.01 Establishment, Amendments and Restatements.
     (a) Plan and Plan Sponsor. As of January 1, 1989, G&K Services, Inc. (the “Plan Sponsor”), established for the benefit of certain executive and professional employees, a supplemental retirement benefit plan known as the “G&K Services, Inc. Supplemental Executive Retirement Plan” (as amended, the “Plan”). The Plan remains in effect and is intended as a supplement to the Plan Sponsor’s existing frozen defined benefit pension plan intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to Section 11.01 of the Plan, it has been amended from time to time and was last restated in a document effective as of January 1, 2004. Since then, it has been further amended by a First Amendment dated April 25, 2005, a Second Amendment dated December 6, 2006, and a Third Amendment also dated December 6, 2006.
     (b) 2008 Plan Restatement. Except as otherwise specified herein, this amendment and restatement of the Plan is effective as of January 1, 2008. This instrument incorporates all previous amendments, including (i) the First Amendment, which required that the Plan be operated in compliance with Code section 409A, as of January 1, 2005 (except for Exempt Benefits); (ii) the Second Amendment, which changed the payment election provisions and certain other provisions in a manner intended to comply with Code section 409A, retroactively as of January 1, 2005, and changed certain administrative provisions; and (iii) the Third Amendment, which suspended the accrual of any additional accrued benefits under the Plan during any period after December 31, 2006, without terminating the Plan or the Trust. This amended and restated Plan document also clarifies some provisions and amends some provisions to comply with Treasury Regulations issued in 2007 under Code section 409A, but is not intended to enhance or adversely affect any Plan benefits or related rights or features in any material way, except to the extent necessary to comply with Code section 409A (with respect to those Plan benefits subject to Code section 409A).
     (c) Executive Retirement Trust. Pursuant to Section 12.02 of the Plan, the Plan Sponsor also established a Trust under a written agreement dated in December 1989, and entitled “G&K Services, Inc. Executive Retirement Trust.” That agreement has been amended by a First Amendment dated December 6, 2006, which made changes necessary to comply with Code section 409A, and other administrative changes requested by the Trustee. The Plan Sponsor intends to request that the Trustee approve a Second Amendment of that agreement that would be intended to comply with Treasury Regulations issued in 2007 under Code section 409A. The Trustee who is currently receiving and holding Employer Group contributions under that Trust, with respect to this Plan, is Wells Fargo Bank, N.A.
     1.02 Purpose of Plan; Compliance with Code Section 409A.
     (a) Purpose. The purpose of the Plan is to provide designated executive and professional employees of the Employer Group with additional retirement, Disability and death benefits, subject to certain conditions intended to encourage their continued strong interest in the Employer Group’s success.
     (b) Compliance with Code Section 409A. During the period between January 1, 2005, and December 31, 2007, the Plan Sponsor and the Retirement Committee have, except to the extent otherwise provided in Section 1.04, operated and administered the Plan in a manner that complied in good faith with Code section 409A, Internal Revenue Service Notice 2005-1, the Proposed Regulations issued under Code section 409A on October 4, 2005, Internal Revenue Service Notice 2006-79 and subsequent guidance issued under Code section 409A, notwithstanding any contrary provisions of the Plan other than Section 1.04. During the period between January 1, 2008 and December 31, 2008, this Plan shall, except to the extent otherwise provided in Section 1.04, be interpreted, operated and administered in a manner intended to comply in good faith with Code section 409A, Internal Revenue Service Notice 2005-1 (and other Notices that have not been revoked for 2008), and the Treasury Regulations issued thereunder. After December 31, 2008, this Plan shall, except to the extent otherwise provided in Section 1.04, be interpreted, operated and administered in a manner intended to comply with Code section 409A and the Treasury Regulations issued thereunder.
1.03 Adoption by Affiliates. With the consent of the Plan Sponsor, this Plan has been adopted by certain of its Affiliates (as defined below) for the benefit of such of its executive and professional employees as each such Affiliate recommended for designation by the Retirement Committee before January 1, 2008.
     1.04 Plan Benefits Exempt from Compliance with Code Section 409A.
     (a) Treatment of Exempt Benefits. Notwithstanding any contrary provisions of the Plan other than this Section 1.04, to the extent any Participant’s Plan benefit was no longer subject to forfeiture under Article 5 of the Plan as of December 31, 2004, because the Participant had attained age 65 while still employed as of that date; the Participant had died while still employed before that date; or the Participant had terminated employment on or before December 31, 2001, and had not competed with the Company during the 3-year period after termination of employment (an “Exempt Benefit”), the Exempt Benefit shall be separately accounted for under the Plan, administered and paid after 2004 without regard to Code section 409A or any Plan amendment adopted after December 31, 2004, except for (i) this Section 1.04 (including any amendments thereto); (ii) Section 10 of the Second Amendment (dated in 2006), which is now Section 4.07 of this instrument and is intended to comply with Code section 3121(v)(2); (iii) Section 4.05(b) of this instrument, which allows accelerated payment of small benefit amounts; (iv) Section 8.02, which requires annuity payments to be made monthly; and (v) any other amendment that is not a material modification (as defined in subsection (c) below) of the Plan (or the Trust established under Section 12.02) made after October 3, 2004, with respect to the Exempt Benefit.
     (b) Exempt Benefit Amounts. The amount of a Participant’s Exempt Benefit, if any, shall initially be equal to the Actuarial Equivalent present value, determined as of December 31, 2004, of the amount to which the Participant would have been entitled under the Plan if he or she had voluntarily terminated employment with the Employer Group on that date (or his or her actual termination date, if earlier), and received payment of benefits with the maximum value available under the Plan on the earliest possible date allowed under the Plan for commencement of benefits following any such termination. Notwithstanding the preceding sentence, a Participant’s Exempt Benefit may increase, if at all, to the Actuarial Equivalent present value of that portion of the Plan benefit that the Participant actually becomes entitled to receive as of a date after December 31, 2004, under the terms of the Plan as in effect on October 3, 2004, without regard to any service to the Employer Group after December 31, 2004, or any other events affecting the amount of, or the entitlement to, the Participant’s Plan benefits (other than the Participant’s survival or a Participant or Retirement Committee election under the terms of the Plan with respect to the time or form of payment of an available Plan benefit).
     (c) Material Modifications. A modification of the Plan is a “material modification” only if a benefit or right existing as of October 3, 2004, is materially enhanced or a new material benefit or right is added (whether or not permitted under Code section 409A); and such material enhancement or addition affects any Exempt Benefit; provided, however, that the none of the following actions is a material modification:
     (i) the Retirement Committee or any member of the Employer Group exercises its discretion over the time and manner of payment of an Exempt Benefit, to the extent such discretion is expressly provided under the terms of the Plan as in effect on October 3, 2004, which are set forth in the amended and restated Plan document effective as of January 1, 2004 (the “2004 Plan Document”), to the extent such discretion has not been limited or eliminated by any provision of this Plan document that applies to Exempt Benefits;
     (ii) a Participant’s exercise of any right permitted under the 2004 Plan Document with respect to an Exempt Benefit, to the extent such right has not been limited or eliminated by any provision of this Plan document that applies to Exempt Benefits;
     (iii) any reduction, limitation or elimination of an existing benefit or right with respect to an Exempt Benefit; or
     (iv) any modification, such as Section 4.05(b) of this instrument, that allows the Employer Group or the Retirement Committee to require distribution of the entire vested Plan benefit of a Participant, an Alternate Payee or a Beneficiary (including an Exempt Benefit and any benefits under any other

Employer Group arrangements that must be aggregated with this Plan under Code section 409A) in a lump sum that does not exceed the applicable dollar amount under Code section 402(g)(1)(B) ($15,500 in 2007 and 2008).
     1.05 Freezing of Plan. As provided in the Third Amendment of the Plan (dated in December 2006) and this Plan document, the Plan Sponsor has amended this Plan to suspend the accrual of any additional accrued benefits under the Plan, by reason of any Compensation increases or additional service with the Employer Group during any period after December 31, 2006, but the Plan Sponsor does not currently intend to terminate the Plan. The Plan Sponsor also intends to (a) allow accrued benefits that are not vested under this Plan as of that date to become vested thereafter only if the Participants with such non-vested accrued benefits earn sufficient additional years of continuous service and refrain from competition under Section 5.02 of the Plan; and (b) continue the existence of the Plan until all of the accrued benefits of Participants and their Beneficiaries have either been forfeited or have become vested and distributed to them under the Plan, unless the Plan is terminated before then.
ARTICLE 2
DEFINITIONS
     2.01 Use of Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, each of the following terms is capitalized.
     2.02 “Actuarial Equivalent” means a benefit of equal value computed as of a particular date, by using the applicable actuarial assumptions and factors stated in the Exhibit As attached hereto and applicable as of the date or dates set forth therein, each of which is hereby made a part of the Plan.
     2.03 “Affiliate” means, effective as of January 1, 2005, any business entity or other person with whom the Plan Sponsor would be treated as a single employer as part of either (a) a controlled group of corporations described in Code section 414(b), or (b) a group of trades or businesses (whether or not incorporated) that are under common control as described in Code section 414(c), or some combination of such groups.
     2.04 “Alternate Payee” means a Participant’s former spouse who is entitled to receive any share of the Participant’s Plan benefits under Section 12.03(b).
     2.05 “Average Annual Compensation” of a Participant means twenty percent (20%) of the total Compensation received by a Participant during the period of five (5) consecutive calendar years, within his last ten (10) consecutive calendar years as an employee of the Employer Group, which produces the highest Average Annual Compensation; provided, however, that a calculation of Average Annual Compensation shall not include any calendar years (or Compensation received) after December 31, 2006.
     2.06 “Beneficiary” means a person designated pursuant to Section 7.02, to receive certain survivor benefits hereunder in the event of the death of a Participant or an Alternate Payee.

     2.07 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision. Except as otherwise provided in Section 1.02(b), any references to a section of the Code shall also include any Treasury Regulations issued thereunder, and any other applicable guidance issued thereunder by the Internal Revenue Service.
     2.08 “Compensation” means the total amount of all payments made by the Employer Group to or for a Participant for services rendered to the Employer Group, including commissions, overtime pay and bonuses. In addition, Compensation for a Plan Year or other period shall include all amounts otherwise defined herein as Compensation, which would have been payable to a Participant during that period, but were instead contributed by the Employer Group pursuant to salary reduction agreements to a “cafeteria plan” under Code section 125; to a qualified transportation arrangement under Code section 132(f)(4); to the Employer’s “401(k) Savings Plan,” established in March 1986, and as amended from time to time, containing a “cash-or-deferred” arrangement within Code section 401(k); or to the Plan Sponsor’s “Executive Deferred Compensation Plan” established as of January 1, 1989, and as amended from time to time.
     Compensation shall not include employee expense reimbursements, director’s fees, contributions made by the Employer Group under any deferred compensation plan (including without limitation this Plan and the Plan Sponsor’s Executive Deferred Compensation Plan), payments made by the Employer Group for group insurance, hospitalization and like benefits, nor contributions made by the Employer Group under any other employee benefit plan, except that Compensation shall include Employer Group contributions made pursuant to any salary reduction agreements described in the preceding paragraph. Furthermore, Compensation does not include any form of remuneration (including without limitation severance pay) that is paid to a Participant after his or her Termination of Employment, unless such remuneration (including without limitation cash paid in lieu of vacation time) was earned before such Termination of Employment.
     In clarification of the deferred compensation and employee benefit plan exclusions above, Compensation does not include any distributions from a plan of deferred compensation, regardless of whether such amounts are includible in the gross income of the Participant when distributed; amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option described in Part II, Subchapter D, Chapter 1, Subtitle A of the Code; or other amounts that receive special tax benefits, such as premiums for group term life insurance.
     Compensation shall also not include any cash bonuses paid after August 31, 2003, to any Participant to assist the Participant in paying income taxes resulting from either the issuance of stock in the Plan Sponsor to the Participant pursuant to the Plan Sponsor’s 2006 Equity Incentive Plan, as amended (or any predecessor, successor or modification to such plan), or any employment termination-related restrictions related to such stock; provided, however, that this paragraph shall not reduce the amount of Plan benefits payable to any Participant who commenced distribution of such benefits on or before October 1, 2003, or the rights of a

Participant to the amount of vested benefits (if any) he or she would have been entitled to receive at Normal Retirement Date, if his or her Termination of Employment had occurred on or before October 1, 2003.
     2.09 “Disability” means, with respect to Exempt Benefits, the Participant’s disability as defined in the Plan Sponsor’s long-term disability plan then covering the Participant, which disability continues for at least 180 days. Disability means with respect to other benefits, that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either:
     (a) is unable to engage in any substantial gainful activity;
     (b) has received income replacement benefits for a period of not less than three months under such long-term disability plan or any other accident and health plan covering employees of the Employer Group; or
     (c) has been determined to be totally disabled by the Social Security Administration.
     Disability under subsections (a) and (b) shall be determined by a physician selected by the Employer Group. A Participant shall cooperate with the Employer Group, including making the Participant reasonably available for examination by physicians at the Employer Group’s request and at the Employer Group’s expense to determine whether or not the Participant has a Disability.
     2.10 “Effective Date” means January 1, 1989, the effective date that this Plan was first adopted. Except as otherwise provided herein, this amendment and restatement of the Plan is generally effective January 1, 2008, but such date shall not be considered the Effective Date for purposes of determining any Participant’s Entry Date.
     2.11 “Employer Group” means the Plan Sponsor and all of its Affiliates.
     2.12 “Entry Date” means that date as of which a Participant is first designated a Participant under Section 3.01, which date shall be any January 1 that is not earlier than the Effective Date, and no later than January 1, 2006.
     2.13 “Exempt Benefit” shall, at any particular time after December 31, 2004, mean an Exempt Benefit described in Section 1.04 that remains an Exempt Benefit under the terms of Section 1.04.
     2.14 “Normal Retirement Date” means the date a Participant attains age 65.
     2.15 “Participant” is an executive or professional employee of any member of the Employer Group who became a Participant before January 1, 2008, in accordance with the provisions of Article 3 and who has an accrued benefit under the Plan. Any such individual shall remain a Participant, to the extent of his or her accrued benefit, until such accrued benefit is either forfeited or fully distributed under the Plan.

     2.16 “Plan” means the supplemental retirement benefit plan set forth in this instrument and as amended or restated from time to time, which is now called the “G&K Services Supplemental Executive Retirement Plan.”
     2.17 “Plan Sponsor” means G&K Services, Inc., a Minnesota corporation.
     2.18 “Plan Year” means the 12-month period commencing each January 1 and ending the following December 31.
     2.19 “Qualified Pension Plan” means the G&K Services Pension Plan, a qualified defined benefit pension plan established by the Employer as of May 28, 1970, and amended from time to time.
     2.20 “Retirement Committee” means the Retirement Committee from time to time appointed by the Board of Directors of the Plan Sponsor to administer its Qualified Pension Plan. The Retirement Committee shall be the Plan’s Plan administrator.
     2.21 “Separation from Service” means, effective as of January 1, 2005, and solely for purposes of this Plan, the Participant’s Termination of Employment with the Employer Group (as defined in Section 2.22); provided, however, that:
     (a) Unless the Participant has resigned or been discharged from such employment, his or her employment with the Employer Group shall be treated as continuing, without a Separation from Service, while he or she is on military leave, sick leave or other bona fide leave of absence, if the period of such leave does not exceed six months or, if longer, any period during which the Participant’s right to return to active service with the Employer Group is provided either by applicable statute or by contract. If any such leave exceeds six months and the Participant has no statutory or contract right to return to active service with the Employer Group, he or she will be deemed to have a Separation from Service on the day after such six-month period ends. A leave of absence is a “bona fide leave of absence” only if there is a reasonable expectation that the Participant will return to perform services for the Employer Group.
     (b) Whether or not the Participant ceases to be a common-law employee of the Employer Group, his or her service with the Employer Group shall be treated as continuing, without a Separation from Service, while the Participant continues to provide bona fide services to any member of the Employer Group, in any capacity (other than as a member of its Board of Directors), as an employee, independent contractor or otherwise, at a level that is 50% or more of the average level of bona fide services performed by the Participant for the Employer Group in any capacity during the immediately preceding 36-month period (or any lesser period of such service), unless the following paragraph applies to the Participant.
     (c) Except as otherwise provided in paragraph (a) above, the Participant shall be treated as having a Separation from Service with the Employer Group if either (i) the Employer Group and the Participant reasonably anticipate that, as of a particular date, the Participant will no longer provide any services to the Employer Group (in any capacity); or (ii) any agreement or arrangement for continuing services to the Employer Group indicates that the Employer Group and the Participant reasonably anticipate that, as of a particular date, the level of bona fide services will permanently decrease to less than 50% of the average level of bona fide services provided during the preceding 36-month period (or any lesser period of such service).
     (d) For purposes of this definition of “Separation from Service,” any measurement of the level (or average level) of a Participant’s bona fide services during any period shall be based on work hours that are generally taken into account in determining the Participant’s compensation from the Employer Group, except as provided otherwise in the following sentence. During any portion of the Participant’s bona fide leave of absence described in paragraph (a) above, before the Participant’s Separation from Service occurs, such measurement shall be based on the following factors, as applicable: (i) if the Participant is receiving any form of compensation from the Employer Group during the leave, the Participant shall be treated as providing the same level of bona fide services as would have been required for such compensation in the absence of the leave; or (ii) if the Participant is not receiving any form of compensation from the Employer Group during the leave, the period of the leave is disregarded.
     (e) For purposes of this definition of “Separation from Service,” but not the following definition of Termination of Employment, the definition of “Employer Group” shall be modified as provided in the definition of Separation from Service under Code section 409A, by reducing certain ownership thresholds from 80% to 50%.
     2.22 “Termination of Employment” shall mean the Participant’s ceasing to be employed as a common-law employee of the Employer Group for any reason whatsoever, voluntary or involuntary, other than by reason of his or her death or an approved leave of absence.
     2.23 “2004 Plan Document” means the amended and restated Plan document effective as of January 1, 2004.
ARTICLE 3
PARTICIPATION
     3.01 In General. Each Participant became eligible to participate in this Plan, beginning on the Entry Date as of which he or she was first designated as a Participant by the Retirement Committee.
     3.02 Participation Conditions. As a condition of participation in and receipt of benefits under this Plan, each Participant agrees to observe all rules and regulations established by the Plan Sponsor or the Retirement Committee for administering the Plan and shall abide by all decisions of the Plan Sponsor or the Retirement Committee in the construction and administration of the Plan.
     3.03 No New Participants After December 31, 2006. Notwithstanding any contrary provision of this Plan, no Employee who was not a Participant on December 31, 2006, shall become a Participant after that date. Any individual who was a Participant as of December 31,

2006, shall continue to participate in the Plan to the extent of his or her accrued Plan benefit existing on that date, until such accrued benefit is either forfeited or fully distributed under the Plan.
ARTICLE 4
AMOUNT AND TIME FOR COMMENCEMENT OF LIFETIME BENEFITS
     4.01 Normal Retirement Benefits. Subject to the forfeiture provisions of Article 5, upon a Participant’s Separation from Service on or after his or her Normal Retirement Date, the Plan Sponsor shall pay to the Participant, in equal monthly payments commencing as of the first day of the month that begins after the date of such Separation from Service and continuing until the Participant’s death, an annual amount equal to:
     (a) fifty percent (50%) of the Participant’s Average Annual Compensation; less
     (b) the annual benefit amount the Participant would be entitled to receive under the Qualified Pension Plan, assuming the Participant elected a straight life annuity form of benefit under the Qualified Pension Plan, whether or not the Participant actually elects to begin receiving Qualified Pension Plan benefits;
provided, however, that if the Participant has not completed at least thirty (30) years of Benefit Accrual Service (as that term is defined in the Qualified Pension Plan and limited by the last sentence of this Section 4.01), then his or her benefit provided by this Plan (before any reduction by his or her Qualified Plan benefit amount) shall be multiplied by a fraction (which shall not exceed 1.0 nor change after 2006), the numerator of which is the number of years of Benefit Accrual Service the Participant has completed upon his or her Separation from Service, and the denominator of which is thirty (30). If a Participant’s benefit under this Plan is computed as of any date before his or her Separation from Service, the computation shall be made as if the Separation from Service occurred on that date.
     Notwithstanding any other provision of this Plan or the Qualified Pension Plan, for purposes of this Article 4, “Benefit Accrual Service” shall not include any service credited for a period beginning after December 31, 2006; and any Participant’s Exempt Benefit shall be calculated and payable with respect to the date of his or her Termination of Employment, rather than the date of his or her Separation from Service, if the latter date is a different date.
     4.02 Early Retirement Benefit. A Participant whose Separation from Service occurs before his or her Normal Retirement Date, but after the Participant has completed the 5-year period of vesting service described in Section 5.01, shall be entitled, subject to the Competition forfeiture provisions of Section 5.02, to receive an early retirement benefit under this Plan, commencing as of the first day of the month that begins after the date of his or her Separation from Service and coincides with or begins after his or her 55th birthday, unless the Participant elects under Section 4.03 or Section 4.04, with respect to any benefit amount that is not an Exempt Benefit, to commence payment of the early retirement benefit as of a later date permitted under Section 4.03 or Section 4.04 (as applicable), subject to any mandatory deferral under Section 4.08 or any accelerated payment under Section 4.03(b), Section 4.07 or Section 11.03.

The amount of the early retirement benefit shall be determined under one of the following paragraphs of this Section 4.02, as applicable, and shall be payable as of the applicable commencement date:
     (a) Commencement upon Normal Retirement Date. If a Participant elects to delay commencement of his or her early retirement benefit (in the manner described in the preceding paragraph) until his or her Normal Retirement Date, the benefit amount shall be equal to his or her normal retirement benefit under Section 4.01, determined as of the date of his or her Separation from Service; provided, however, that if the Participant had not attained age 60 and completed at least 30 years of Benefit Accrual Service as of the latter date, the fraction in such computation shall be a different fraction (which shall not exceed 1.0 nor change after 2006), the numerator of which is the number of years of Benefit Accrual Service the Participant has completed upon his or her Separation from Service, and the denominator of which is the greater of thirty (30) or the number of years of Benefit Accrual Service the Participant would have completed if his or her Separation from Service were to occur upon his or her attainment of age 60. The exclusion of any Benefit Accrual Service credited after December 31, 2006, as required under the last paragraph of Section 4.01, shall not affect the calculation of the projected future Benefit Accrual Service a Participant would have completed upon the attainment of age 60, for purposes of the preceding sentence.
     (b) Commencement Before Normal Retirement Date. If payment of a Participant’s early retirement benefit will commence before his or her Normal Retirement Date, the benefit amount shall be equal to his or her early retirement benefit determined under Section 4.02(a) as of the date of his or her Separation from Service; and then reduced as of the benefit commencement date, before any reduction for his or her benefits under the Qualified Pension Plan, by three and one-third percent (3-1/3%) for each of the first five (5) years of benefit payments that will precede the Normal Retirement Date, and six and two-thirds percent (6-2/3%) for each additional year by which the commencement of benefits will precede the Normal Retirement Date. Furthermore, if a Participant’s early retirement benefit will commence before his or her Normal Retirement Date, the reduction of that benefit for Qualified Pension Plan benefits shall be determined after the amount of Qualified Pension Plan benefits has been reduced pursuant to the early commencement factors specified in the Qualified Pension Plan, whether or not the Participant elects early commencement of the Qualified Pension Plan benefits.
     4.03 Election of Commencement Date for Early Retirement Benefit. A Participant may elect, at a time permitted under this Section 4.03 and in the manner provided in subsection (g) of this Section 4.03, with respect to any early retirement benefit (other than any Exempt Benefit) that he or she may become entitled to receive under Section 4.02, to begin receiving such benefit as of the early retirement benefit commencement date provided in the first paragraph of Section 4.02, or the first day of any later month, but not earlier than the first day of the month that begins after the date of his or her Separation from Service, or later than the first day of the month that coincides with or begins after his or her Normal Retirement Date; provided, however, that payment of Plan benefits (other than any Exempt Benefit) scheduled to commence as of any such date may be deferred under any of the applicable following paragraphs of this Section 4.03 or under Section 4.04 (concerning Disability), may be accelerated under Section 4.03(b), Section 4.07 or Section 11.03, and shall be delayed under Section 4.08 (if applicable).
     (a) Election upon Initial Participation. Any Participant may elect, with respect to any early retirement benefit (other than any Exempt Benefit) he or she may become entitled to receive under Section 4.02, to begin receiving such benefit as of the later of (i) the first day of the month that begins after the date of his or her Separation from Service, or (ii) the first day of any month specified in the election that coincides with or begins after his or her 55th birthday and is not later than the first day of the month that coincides with or begins after his or her Normal Retirement Date, if he or she makes that election as soon as reasonably practicable after receiving written notice of participation in this Plan, but not later than the day before the first Plan Year in which he or she becomes a Participant.
     (b) Payment Elections Made in 2005. In addition, pursuant to administrative rules established by the Retirement Committee, one or more Participants who began participating in the Plan on or before January 1, 2005, and had not commenced receiving any Plan benefits made an election under the preceding subsection (a) during the period beginning April 25, 2005, and ending on December 31, 2005, with respect to any early retirement benefit (other than an Exempt Benefit) he or she was then entitled to receive, or would become entitled to receive.
     (c) Elections in 2006 to Delay Benefit Commencement. In addition, pursuant to administrative rules established by the Retirement Committee, certain Participants who had not commenced receiving any Plan benefits made an election under the preceding subsection (a) during a period during 2006, with respect to any early retirement benefit (other than any Exempt Benefit) he or she would become entitled to receive after 2006; provided, however, that any such election (i) applied only to amounts that were not otherwise payable in 2006 and (ii) was not allowed to cause an amount to be paid in 2006 that would not otherwise have been payable in that year.
     (d) Elections in 2007 to Delay Benefit Commencement. In addition, pursuant to administrative rules established by the Retirement Committee, Participants who had not commenced receiving any Plan benefits were permitted to make an election under the preceding subsection (a) at a period during 2007, with respect to any early retirement benefit (other than any Exempt Benefit) he or she would become entitled to receive after 2007; provided, however, that any such election (i) applied only to amounts that were not otherwise payable in 2007 and (ii) was not allowed to cause an amount to be paid in 2007 that would not otherwise have been payable in that year.
     (e) Elections in 2008 to Delay Benefit Commencement. In addition, pursuant to administrative rules established by the Retirement Committee, any Participant who has not commenced receiving any Plan benefits may make an election under the preceding subsection (a) at a period during 2008, with respect to any early retirement benefit (other than any Exempt Benefit) he or she may become entitled to receive after 2008; provided, however, that any such election (i) shall apply only to amounts that would not otherwise be payable in 2008 and (ii) shall not cause an amount to be paid in 2008 that would not otherwise be payable in that year.
     (f) Elections After 2008 to Delay Benefit Commencement. In addition, pursuant to administrative rules established by the Retirement Committee, any Participant who has not commenced receiving any Plan benefits and has not attained age 59 may elect (at any time after 2008 that is permitted by this subsection (f) and made pursuant to such rules), with respect to any early retirement benefit (other than any Exempt Benefit) he or she may become entitled to receive, to delay any payment commencement date previously scheduled to occur under Section 4.02 (or subsection (a), (b), (c), (d) or (e) of this Section 4.03), as applicable, until the later of:
     (i) the first day of the month that begins after the date of his or her Separation from Service; or
     (ii) the first day of any month that is at least five years after the previously scheduled commencement date, and is not later than the first day of the month that coincides with or begins after his or her Normal Retirement Date;
provided, however, that no election under this subsection (f) shall be effective until 12 months after the Retirement Committee receives the written election and, if the Participant’s early retirement benefit becomes payable at a time previously scheduled under Section 4.02 or this Section 4.03 (as applicable) within such 12-month period, such election shall not have any effect, and the early retirement benefit shall be payable at such previously scheduled time.
     (g) Payment of Exempt Benefits. If the Participant’s Plan benefit includes any Exempt Benefit, that amount shall be separately accounted for and distributed at a time determined in the applicable manner provided under the 2004 Plan Document or any provision of this Plan document that applies to Exempt Benefits.
     (h) Procedure for Payment Date Elections. Any election by a Participant under this Section 4.03 or Section 4.04 shall be made on a form provided by and delivered to the Retirement Committee; and may at any time be prospectively revised by the Participant on a form provided by and delivered to the Retirement Committee, but only to the limited extent provided in the other subsections of this Section 4.03, or in Section 4.04.
     (i) No Acceleration of Payments. Except to the extent specifically permitted or required under this Plan or the Trust established pursuant to Section 12.02, neither the Plan Sponsor (or the Retirement Committee) nor any Participant, Alternate Payee or Beneficiary shall have the right to have any benefit payment under this Plan paid before the time it is otherwise scheduled or required to be made under the Plan, except that any Exempt Benefit may be paid at any applicable time permitted under the 2004 Plan Document or any provision of this Plan document that applies to Exempt Benefits.
     (j) Elections by Alternate Payee. Any Alternate Payee who becomes entitled to a share of a Participant’s Plan benefit shall have the same election rights under this

Section 4.03 (other than an election made by a new Participant) as the Participant, with respect to Plan benefits payable after the Participant’s Separation from Service (or in the case of Exempt Benefits, Termination of Employment); provided, however, that any such election may be made (i) only with respect to the Alternate Payee’s share of the Participant’s Plan benefits, (ii) only if the Participant would be allowed to make the same election and (iii) only at a time before the Participant’s Separation from Service when the Participant would be allowed to make the same election.
     4.04 Election to Delay Benefits Payable Due to Disability. This Section 4.04 is effective as of January 1, 2005. If a Participant’s Separation from Service occurs as a result of his or her Disability, and the Participant will be entitled to early retirement benefits (other than any Exempt Benefit) that are not scheduled to commence under Section 4.02 or Section 4.03 (as applicable) for at least 12 months, the Participant may elect, in the manner provided in subsection (h) of Section 4.03, at any time while the Disability continues and at least 12 months before the first early retirement benefit payment is otherwise scheduled, to delay his or her benefit commencement until the first day of any month that coincides with or begins after the latest of (a) the Participant’s 55th birthday, (b) the first anniversary of the date of his or her Separation from Service, or (c) the first day of any month following the date early retirement benefits were otherwise scheduled to begin, but not later than the first day of the month that coincides with or begins after his or her Normal Retirement Date.
     If a disabled Participant has made an election to delay commencement of early retirement benefits under this Section 4.04, and thereafter recovers from the Disability and returns to work for the Employer Group before receiving any benefits under this Plan, such election shall remain in effect with respect to any later Separation from Service as a result of the same or any new Disability, unless the Participant timely makes a new election under this Section 4.04, after such later Separation from Service, to further delay the commencement of early retirement benefits after a Disability. A Participant’s election under this Section 4.04 shall not affect the commencement date for any early retirement benefits payable to the Participant after a subsequent Separation from Service that is not caused by a Disability.
     If a Participant receives early retirement benefits at any time after his or her Separation from Service due to Disability, and thereafter recovers from the Disability, such payments shall continue as provided in the last paragraph of Section 4.06 and shall thereafter be treated as early retirement benefits, unless such benefits are forfeited under Section 5.02.
     4.05 Form of Payment.
     (a) General Rule. Any benefit payable under this Article 4 shall be payable in one of the optional forms provided under Article 8, commencing as of the commencement date specified in Section 4.01, 4.02, 4.03 or 4.04 that applies upon the event which entitles the Participant (or Alternate Payee) to payment of the benefits.
     (b) Lump Sum Payment of Small Non-forfeitable Benefit. This subsection (b) is effective as of January 1, 2008; and before that date, the terms of Section 8 of the Second Amendment to the 2004 Plan Document shall remain in effect. Notwithstanding any contrary provisions of this Article 4, except for Section 4.08, the Retirement

Committee may, in its sole discretion, direct the Plan Sponsor to distribute in a cash lump sum, to any Participant who has had a Separation from Service the Actuarial Equivalent amount of the Participant’s entire unpaid and non-forfeited normal or early retirement benefit (including any Exempt Benefit), whichever is applicable, at any time after such Separation from Service (whether or not payment of such benefit has commenced) and before such distribution is otherwise scheduled to be completed, but only if:
     (i) such benefit is no longer subject to forfeiture under Article 5; and
     (ii) the sum of the Actuarial Equivalent amount of such benefit, plus the Participant’s benefits under all non-qualified deferred compensation arrangements that are sponsored by the Employer Group and are aggregated with this Plan as a “single plan” under Code section 409A, is less than the applicable dollar amount under Code section 402(g)(1)(B), as adjusted for inflation under section 402(g)(4) of the Code (to $15,500 in 2007 and 2008), as of the date of distribution under this subsection (b).
     This subsection (b) shall apply to an Alternate Payee or Beneficiary as if the recipient were a Participant; provided, however, that (i) no payment shall be made to an Alternate Payee who is entitled to a share of a Participant’s Plan benefit until after the Participant’s Separation from Service, and (ii) the Actuarial Equivalent amount payable to a Beneficiary shall be based only on the survivor benefit due the Beneficiary.
     4.06 Non-Duplication of Benefits; Effect of Re-employment on Benefit Payments. If any benefits are paid under this Plan with respect to a Participant’s period of service with the Employer Group, the Actuarial Equivalent of such benefits shall be deducted from any benefits subsequently accrued by the Participant under this Plan with respect to the same period of service.
     To the extent that any lump sum distribution of a Participant’s Plan benefits is made to satisfy a FICA Tax withholding obligation pursuant to Section 4.07, the Actuarial Equivalent amount of such distribution shall be deducted from the value of any benefit subsequently payable with respect to such Participant under this Plan, whether or not such benefit has commenced.
     If (a) a Participant’s Separation from Service has occurred, (b) he or she is entitled to receive any benefit payments (other than Exempt Benefits) under this Plan at a previously scheduled time after the Separation from Service, and (c) the Participant either continues to be employed or returns to employment with the Employer Group before such Plan benefit has been fully paid or forfeited, his or her Plan benefit shall nevertheless remain payable at the time and in the manner previously elected or provided under this Plan, whether or not such employment continues, unless such payment has not commenced and the Participant elects to delay its commencement (and/or elects a different form of payment) at a time permitted under Section 4.03 or Section 4.04, as applicable. This paragraph shall not apply to any Exempt Benefit.
     4.07 Withholding or Advance Benefit Distribution for FICA Taxes. This Section 4.07 is effective as of January 1, 2005. The Plan Sponsor shall comply with Code section 3121(v)(2), with respect to taxes due on Plan benefits under the Federal Insurance Contributions Act (“FICA

Taxes”), by deferring the withholding and payment of FICA Taxes on the present value of a Participant’s Plan benefits (as determined under that Code section) until the first date on which all of his or her Plan benefits are no longer subject to forfeiture under Article 5 and are reasonably ascertainable under that Code section (the “Resolution Date”); and withholding such FICA Taxes as provided in the following three paragraphs (as applicable); provided, however, that, if any Plan benefits are paid to a Participant before his or her Resolution Date, FICA Taxes shall be withheld (pursuant to Section 4.09) from each such payment, after taking into account any FICA Tax withholding obtained (without regard to Plan benefits) from any other compensation payable to the Participant in that calendar year. If Participant dies after his or her benefit payments have commenced, but before his or her Resolution Date, the date of death shall be the Resolution Date for any of the Participant’s Plan benefits that have not been forfeited before his or her death.
     (a) Withholding from Benefit Payment. If the Participant’s Resolution Date occurs in a calendar year in which any payment of his or her Plan benefits is made or commences on or after that date, all of the FICA Taxes to be withheld as of the Resolution Date shall be: (i) withheld from the next benefit payment due in that year, but only if all of the FICA Taxes can be withheld from such next benefit payment, after taking into account all other tax withholding requirements, without being delinquent under applicable tax law; or (ii) if clause (i) does not apply, withheld from a special distribution of Plan benefits pursuant to the following paragraph, in either case after taking into account any FICA Tax withholding obtained (without regard to Plan benefits) from any other compensation payable to the Participant in that calendar year.
     (b) Withholding from Advance Distribution. If the Participant’s Resolution Date has occurred, and (i) payment of his or her Plan benefits will not commence by the end of the calendar year in which Resolution Date occurred, or (ii) the first Plan benefit payment due the Participant in that year and after the Resolution Date is not sufficient (after taking into account FICA Tax withholding obtained, without regard to Plan benefits, from the Participant’s other compensation in that year) to satisfy the FICA Tax withholding tax obligation due with respect to the present value of his or her Plan benefits as of the Resolution Date, then the Plan Sponsor shall distribute during that year, at a time permitted under the applicable FICA Tax regulations, a lump sum portion of the Participant’s Plan benefits equal to the sum of such FICA Tax withholding tax obligation and any Federal, state and local income taxes also required to be withheld under Section 4.09 as a result of that total distribution; and the amount of future Plan benefits payable to the Participant shall be reduced pursuant to Section 4.06.
     (c) Treatment of Alternate Payee’s Benefit. If any portion of the Participant’s Plan benefit has been assigned to an Alternate Payee, such portion shall be taken into account under this Section 4.07 as if it were owned by the Participant, to the extent required under FICA Tax rules referenced in Section 12.03(b), but any resulting FICA Taxes will be deducted or distributed only from the Participant’s share of Plan benefits.
     4.08 Six Month Delay of Benefit Payments to Specified Employees. Except as otherwise provided below, this Section 4.08 is effective as of January 1, 2005. Notwithstanding any contrary provisions of this Plan, if a Participant is treated as a Specified Employee (as described in the following paragraph), on the date of his or her Separation from Service, no benefits (except for any Exempt Benefits) may be paid to the Participant under this Plan before a date that is at least six months after the date of his or her Separation from Service (or, if earlier, the date of the Participant’s death). If any payments of the Participant’s benefits (other than any Exempt Benefits) under this Plan are otherwise scheduled to be made before the end of such period, those benefit payments will be made in a lump sum immediately after the end of such period, subject to the Competition forfeiture provisions of Section 5.02, with interest at the rate used for Actuarial Equivalent computations of a lump sum payment under the Plan. Any Exempt Benefit shall be payable under the terms of the 2004 Plan Document. This Section 4.08 does not apply to any share of the Participant’s Plan benefit assigned to an Alternate Payee.
     (a) Specified Employee Definition. For purposes of this Plan, “Specified Employee” means an individual who is a “key employee,” as defined in the following paragraph, of the Employer Group (as determined under the last paragraph of this Section 4.08) at any time during the 12-month period ending on December 31, 2004, or ending on any later December 31st. Except as otherwise provided in the following paragraph (d), if an individual is identified as such a “key employee” during any such 12-month period, he or she shall be treated as a Specified Employee under this Section 9.12 for the 12-month period beginning on the next April 1st; provided, however, that a Participant shall not be treated as a Specified Employee if no stock of the Plan Sponsor or an Affiliate is publicly traded on an established securities market (or otherwise) as of the date of the Participant’s Separation from Service.
     (b) Key Employee Definition. This paragraph (b) is effective for determining “key employees” for any 12-month period ending on or after December 31, 2007. For purposes of the preceding paragraph, “key employee” means any employee of the Employer Group who, at any time during a 12-month period described in that paragraph: (i) has annual compensation exceeding $130,000 (as defined under Code section 409A and adjusted for inflation under section 416(i)(1)(A) of the Code), and is deemed to be an “officer” of any member of the Employer Group, because he or she is one of the highest-paid 75 employees of the Employer Group for that 12-month period; or (ii) is a more than 5% owner of the Plan Sponsor, or (iii) is a more than 1% owner of the Plan Sponsor and has annual compensation (as defined under Code section 409A) exceeding $150,000. For 12-month periods before 2007, the number of officers taken into account under clause (i) shall not exceed the greater of 3 or 10% of the total number of employees (after application of the exclusions in section 414(q)(5) of the Code), but no more than 50 officers. The Retirement Committee will make the determination of who is a “key employee” under Code section 416(i)(1) (which includes the definition of “more than 5% owner” and some other terms used in this paragraph), except that the Retirement Committee shall disregard Code section 416(i)(5), which includes as “key employees” the beneficiaries of key employees.
     (c) Effect of Corporate Transactions. If a corporate transaction combines into a single Employer Group the Plan Sponsor and any other corporation whose stock was also publicly traded on an established securities market (or otherwise) immediately before the transaction, their lists of Specified Employees shall be combined and, until the next April 1st (or any earlier date for listing Specified Employees of the combined

Employer Group), the Specified Employees of the combined Employer Group shall include the highest paid 50 officers on that combined list (without regard to the 75-employee rule of paragraph (c) above), plus any other Specified Employees whose status is based on being a 1% or 5% owner in the combined Employer Group. If a corporate transaction combines into a single Employer Group the Plan Sponsor and any other corporation whose stock was not publicly traded immediately before the transaction, and any stock of a member of the combined Employer Group is publicly traded on an established securities market (or otherwise) immediately after the transaction, the Specified Employees of the Plan Sponsor’s pre-transaction Employer Group shall remain the only Specified Employees of the combined Employer Group until the next April 1st. If a corporate transaction separates the Employer Group into two separate Employer Groups, each of which has stock that is publicly traded on an established securities market (or otherwise) immediately after the transaction, the Specified Employees of the Plan Sponsor’s pre-transaction Employer Group shall remain the only Specified Employees of the separate Employer Groups until the next April 1st.
     4.09 Tax Withholding from Benefit Payments. Notwithstanding any contrary provisions of this Plan, the Plan Sponsor (or, if applicable, any trustee making benefit payments under the Plan) may deduct, from any benefit payment made to a Participant, Alternate Payee or Beneficiary under this Plan, any amounts the Plan Sponsor (or any such trustee) is required to withhold under any state, federal, local, or foreign law for taxes or other charges relating to the Plan benefits of the recipient and applicable at the time the benefit is paid.
     4.10 Delay of Payments for Compliance with Laws or Contractual Obligations. Notwithstanding any contrary provision of this Plan, the Plan Sponsor, in its discretion, may delay any benefit payments under this Plan (other than Exempt Benefits) in any of the following circumstances, to the extent the Plan Sponsor reasonably anticipates that any of the following consequences would otherwise occur, subject to the applicable conditions of this Section 4.10:
     (a) Code Section 162(m). To the extent that the Plan Sponsor’s income tax deduction for such payments to any Participant would be limited or eliminated by the application of Code section 162(m), such payments (and all other scheduled payments to each affected Participant that are affected by such limit during the Plan Sponsor’s taxable year) may be delayed until the first year in which the Plan Sponsor reasonably anticipates that the deduction of such payments will not be barred by application of Code section 162(m).
     (b) Violation of Laws. To the extent that such payments would violate Federal securities laws or other applicable laws (except the Code), the affected payments may be delayed until the first calendar year in which the Plan Sponsor reasonably anticipates that the payments would not result in a violation of Federal securities law or such other applicable laws.
     (c) Jeopardize Plan Sponsor’s Existence as Going Concern. If such payments would jeopardize the ability of the Plan Sponsor to continue as a going concern, due to circumstances such as a material violation of loan covenants or other contractual terms to which the Plan Sponsor is a party, the affected payments may be delayed until the first calendar year in which the payments would not have that effect.
     If benefit payments are delayed for any period under this Section 4.10, those benefit payments will be made in a lump sum immediately after the end of such period, subject to the Competition forfeiture provisions of Section 5.02, with interest at the rate used for Actuarial Equivalent computations of a lump sum payment under the Plan.
     4.11 Time of Payment Generally. Whenever any payment is required to be made at a time under this Agreement, the payment shall be made at that time or as soon thereafter as is practicable but in no event later than sixty (60) days following the required commencement date.
ARTICLE 5
VESTING AND FORFEITURES
     5.01 Five-Year Cliff Vesting. Subject to the forfeiture provisions of Section 5.02, a Participant (or any Alternate Payee with respect to the Participant) shall be entitled to the benefits provided by this Plan only after the Participant has completed five (5) years of continuous service, commencing as of his or her Entry Date, as an employee of the Employer Group in an executive or professional position of equal or greater responsibility than the position he or she held as of the Entry Date. Any service prior to the Participant’s Entry Date shall not be taken into account for purposes of this Section 5.01. If a Participant’s Termination of Employment (or any earlier Separation from Service) occurs at any time before he or she completes such a five-year period of continuous service in an eligible position, the Participant (and any Alternate Payee with respect to the Participant) shall not be entitled to any benefits under this Plan; and all of his or her rights under this Plan shall be forfeited.
     5.02 Non-Competition. Notwithstanding anything to the contrary in Section 5.01, all benefits of a Participant (and any Alternate Payee with respect to the Participant) under this Plan shall be forfeited if the Participant enters into Competition (as defined below) with the Employer Group within three years after his or her Termination of Employment (or any later Separation from Service), except that this Section 5.02 shall not apply if the Participant remained a common-law employee of the Employer Group on or after his or her Normal Retirement Date, or the Participant dies before any such Competition occurs. Any Plan benefits forfeitable under this Section 5.02, which are paid to a Participant (or any Alternate Payee with respect to the Participant) during a period of Competition, shall be returned to the Plan Sponsor by the recipient immediately upon the Plan Sponsor’s demand.
     For purposes of this Plan, “Competition” means directly or indirectly:
     (a) engaging (as an owner, independent contractor or as a managerial or executive employee) either alone or in conjunction with any person or entity, in any activity in the branded identity apparel or facilities services business, including but not limited to, the industrial laundry, textile and mat rental services or direct purchase industry that competes with the Employer Group by providing services or goods similar to those provided by the Employer Group to its customers within any market area served by the Employer Group at the time of the Participant’s Termination of Employment (or any later Separation from Service); or
     (b) disclosing or using for personal or another’s benefit any confidential proprietary information or trade secret of the Employer Group, including without limitation any list or other information concerning the Employer Group’s customers or agreements with customers.
     Pursuant to the authority granted in Section 10.02, the Retirement Committee may establish rules and procedures for establishing whether or not a Participant has entered into Competition with the Employer Group.
ARTICLE 6
SURVIVORSHIP BENEFITS
     6.01 Death Prior to Retirement. Subject to the forfeiture provisions of Article 5, in the event that a Participant dies at any time prior to commencement of retirement benefits pursuant to Article 4, the Plan Sponsor shall pay to the Participant’s surviving Beneficiary (or, to the extent required by any applicable court order, to a surviving Alternate Payee with respect to the Participant) an annual survivor’s benefit equal to twenty-five percent (25%) of the Participant’s rate of annual Compensation last in effect before the earlier of (a) his or her death or (b) December 31, 2006, which sum shall be payable annually without interest, for a period of ten (10) years, commencing on the 60th day following the Participant’s death. This survivorship benefit is in lieu of any other benefit under the Plan and in addition to any pre-retirement surviving spouse benefit under the Qualified Pension Plan.
     6.02 After Commencement of Benefits. If a Participant (or an Alternate Payee) dies after commencing to receive normal, deferred or early retirement benefits under Article 4, the Plan Sponsor shall pay any guaranteed or survivor benefits remaining due a Beneficiary (or Beneficiaries) under the form of benefit being paid to the Participant (or Alternate Payee, if the Alternate Payee had elected the form of payment) pursuant to Article 8.
ARTICLE 7
BENEFICIARY
     7.01 Recipient of Payments. During a Participant’s life, all payments of a Participant’s benefits to be made by the Plan Sponsor under this Plan shall be made solely to the Participant (or an Alternate Payee with respect to the Participant). If a Participant (or any such Alternate Payee) dies prior to receiving all benefit payments due him or her, any subsequent payments remaining payable under this Plan shall be made to the surviving Beneficiary of the Participant (or, if applicable, of the Alternate Payee). If a surviving Beneficiary dies before receiving all the guaranteed payments, if any, due such Beneficiary pursuant to this Plan, the remaining payments shall be paid to the legal representatives of the Beneficiary’s estate.
     7.02 Beneficiary Designation. Each Participant (and any Alternate Payee who is assigned a Plan benefit payable in a form including a survivor benefit that may be designated by the Alternate Payee) shall designate a Beneficiary (including multiple Beneficiaries to share on any basis specified by such individual) to receive benefits upon the designating individual’s death, by filing a written notice of such designation with the Retirement Committee. The Participant (or Alternate Payee) may revoke or modify that designation at any time by a further written designation, except to the extent a Participant’s former spouse has been designated as the Participant’s Beneficiary by a court order assigning Plan benefits to the former spouse as an Alternate Payee. However, no such designation, revocation or modification made by an individual shall be effective unless executed by the designating individual and accepted by the Retirement Committee during the designating individual’s lifetime; provided, however, that in the case of a survivor annuity described in Section 8.02(c), any such designation, revocation or modification (including without limitation a revocation under the next following sentence) taking effect after the commencement of retirement benefits to the Participant (or Alternate Payee) under this Plan shall be subject to the limitations of Section 8.01(a) with respect to joint and survivor annuities. Any Beneficiary designation shall be deemed automatically revoked (a) if the Beneficiary predeceases the designating individual, or (b) by a marriage dissolution if the Beneficiary was the designating individual’s spouse prior to the dissolution, except to the extent a Participant’s former spouse has been designated as the Participant’s Beneficiary by a court order assigning Plan benefits to the former spouse as an Alternate Payee.
     If no applicable Beneficiary designation is in effect at the time when any survivor benefits payable under this Plan become due upon the death of a Participant, the Beneficiary for such benefits shall be the deceased individual’s surviving spouse or, if no spouse is then living, the deceased individual’s children in equal shares and their issue by right of representation or, if none, the legal representatives of the deceased individual’s estate; provided, however, that if the survivor benefit is provided under a joint and survivor annuity described in Section 8.02(c), and the deceased individual is an Alternate Payee, the Beneficiary under this paragraph shall not be his or her surviving spouse (due to the limitation in subsection (d) of Section 8.01).
     If a Plan benefit is payable to a minor or person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Plan Sponsor may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or incapable person. The Retirement Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any such distribution shall completely discharge the Retirement Committee and the Employer Group from all liability with respect to such benefit.
ARTICLE 8
FORM OF PAYMENT OF LIFETIME BENEFITS
     8.01 Election of Benefit Form and Permitted Changes. Each Participant may elect to have the Actuarial Equivalent of his or her benefit, if any, provided under Article 4 paid in one of the optional forms of benefit described in Section 8.02, at the time determined under Article 4, if he or she makes that election on a form provided by and delivered to the Retirement Committee after receiving written notice of his or her initial eligibility to participate in this Plan, and before the beginning of his or her first Plan Year of participation, or at any later time permitted below in this Section 8.01. Each such election shall include a Beneficiary designated by the Participant.
     A Participant’s form of benefit election (including any Beneficiary designation that is part of the election) may not be revised, except as follows:

     (a) Change of Beneficiary. A Participant’s form of benefit election may be revised at any time to change the identity of a Beneficiary designated under Article 7; provided, however, that if the Participant has commenced receiving benefits and any change is made to a Beneficiary previously named to receive a survivor’s annuity under Section 8.02(c) or Section 8.03(b), the annuity amounts and payment period shall remain contingent on the life expectancy and survival of the Beneficiary who was designated at the commencement of benefits.
     (b) Form Change Elections During 2006, 2007 or 2008. In addition, any Participant who has not commenced receiving any Plan benefits may make an election to change the form of benefit (other than any Exempt Benefit), in the manner provided in the first paragraph of this Section 8.01 for initial elections, at any time during 2006, 2007 or 2008 that is permitted under rules established by the Retirement Committee; provided, however, that any such election shall apply only to amounts that are payable in a calendar year after the year in which the election is made.
     (c) Form Change Elections after 2008. In addition, any Participant who has not commenced receiving any Plan benefits may make an election at any time after 2008 to change the form of benefit (other than any Exempt Benefit), in the manner provided in the first paragraph of this Section 8.01 for initial elections; provided, however, that no election under this subsection (c) shall be effective if the Retirement Committee receives the election on or after the date previously scheduled under Section 4.02 or Section 4.03 (as applicable) for payment of such benefit to commence; and in that case the Plan benefit shall be payable in the form of benefit last elected by the Participant before such date.
     (d) Elections by Alternate Payee. Any Alternate Payee entitled to a share of a Participant’s Plan benefit shall have the same election rights under this Section 8.01 (other than an election made by a new Participant) as the Participant, with respect to the Alternate Payee’s share; provided, however, that any such election may be made only if the Participant would be entitled to make the same election and only at a time when the Participant would be allowed to make the same election; provided, however, that an Alternate Payee shall not be entitled to elect any form of joint and survivor annuity providing a survivor benefit to any spouse of the Alternate Payee (other than the Participant).
     8.02 Optional Forms. Effective as of January 1, 2008, the optional forms of benefit (including Exempt Benefits, except as otherwise provided below) payable under this Plan are:
     (a) A straight life annuity, payable in equal monthly amounts, with payment ending on the Participant’s death.
     (b) A reduced life annuity, payable in equal monthly amounts, with a ten (10) year term certain guaranteed. If a Participant dies before the Plan Sponsor has made the guaranteed number of payments, the Plan Sponsor shall continue the balance of the payments to the Participant’s Beneficiary.

     (c) A reduced joint and survivor life annuity, payable in equal monthly amounts, for the life of the Participant, followed by a survivor annuity in the same or a lesser amount for the lifetime of the Participant’s surviving spouse or other surviving Beneficiary, equal to 100%, 75% or 50% (as designated by the Participant) of the periodic annuity amount payable during the joint lives of the Participant and the Beneficiary; provided, however, that the 75% survivor annuity may not be elected with respect to any Exempt Benefit.
     If a form of annuity benefit described in paragraph (a), (b) or (c) above is elected by an Alternate Payee, the initial lifetime payment period shall be based on the Alternate Payee’s life and the Beneficiary designated under paragraph (c) may not be any spouse of the Alternate Payee (other than the Participant).
     8.03 No Election Made. If the Participant or Alternate Payee fails to make any election under Section 8.01 as to the form of payment of his or her benefit to be paid under Article 4, it shall be payable in the form of a straight life annuity as described in Section 8.02(a), payable on the first day of each month. Provided, however, that if the Participant is married at the time that benefit payments are to commence, the Participant’s benefit to be paid under Article 4 will be payable in the form of a reduced joint and survivor life annuity as described in Section 8.02(c), payable in equal monthly amounts for the life of the Participant, followed by a survivor annuity payable for the lifetime of the Participant’s surviving spouse in an amount equal to 50% of the periodic annuity amount payable during the joint lives of the Participant and the spouse.
ARTICLE 9
CLAIMS AND REVIEW PROCEDURE
     9.01 Claims Procedure. The following shall apply with respect to claims of a Participant, Alternate Payee or Beneficiary (hereinafter referred to as the “Claimant”) for benefits under the Plan, other than claims governed by Sections 9.03 and 9.04 below. If a Claimant believes that all or a portion of an expected benefit under this Plan has not been paid to the Claimant when due, the Claimant may file a claim with the Retirement Committee. The Retirement Committee shall notify the Claimant, within ninety (90) days of receipt of the claim, of the Retirement Committee’s allowance or denial of the claim. The notice of the Retirement Committee’s decision shall be in writing, sent by mail to the Claimant’s last known address and, if a denial of all or a portion of the claim, shall set forth:
     (a) the specific reasons for the denial;
     (b) specific reference to the provisions of the Plan on which the denial is based;
     (c) if applicable, a description of any additional information or material. necessary to perfect the claim, and an explanation of why it is needed; and
     (d) an explanation of the Plan’s claims review procedure, including the name and address of the person to whom any petition for review should be directed.

     If the Retirement Committee determines that special circumstances require additional time to make a decision, the Retirement Committee shall notify the Claimant (within the 90-day period for the Retirement Committee’s response) of the circumstances and the date by which a decision is expected, and may extend the response period for up to an added 90-day period.
     9.02 Review Procedure. If a Claimant is determined by the Retirement Committee to be ineligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, in either case with respect to the Claimant’s claim made under Section 9.01, the Claimant shall have the opportunity to have such claim reviewed again by the Retirement Committee. The Claimant must file a petition for review with the Retirement Committee within 60 days after receipt of the notice of decision issued by the Retirement Committee. The petition shall state the specific reasons why the Claimant believes he or she is entitled to benefits or to greater or different benefits. Within 60 days after receipt by the Retirement Committee of the petition, the Retirement Committee shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Retirement Committee in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Retirement Committee shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision (written in a manner calculated to be understood by the Claimant) and the specific provisions of the Plan on which the decision is based. If the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Retirement Committee, but notice of this deferral shall be given to the Claimant.
     9.03 Disability Claim for Benefits. If a Claimant makes a claim for benefits under the Plan that is contingent on the Retirement Committee determining that the Claimant has a Disability, the Retirement Committee will give notice to the Claimant within 45 days of the Claimant’s written application for benefits of the Claimant’s eligibility or noneligibility for benefits under the Plan. If special circumstances require an extension, the Retirement Committee will notify the Claimant within the 45-day processing period that additional time is needed. The notice will specify the circumstances requiring the extension and the date a decision can be expected. The extension notice will also: (a) explain the standards for approving a disability claim; (b) state the unresolved issue(s) that prevent the Retirement Committee from reaching a decision; and (c) describe any additional information needed to resolve the issue(s). If the Retirement Committee requests the Claimant to provide additional information so it can process the claim, the Claimant will be given at least 45 days in which to provide the information. Otherwise, the initial extension cannot exceed 30 days. If circumstances require further extension, the Retirement Committee will notify the Claimant before the end of the initial 30-day extension. The notice will specify the circumstances requiring the further extension and the date a decision can be expected. In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension. If the disability claim is denied based on an internal rule, guideline, protocol, or other similar provision, in addition to the notice provisions described in this section, the Retirement Committee’s notice will provide that a copy of such rule, guideline, protocol or other similar provision is available upon request and free of charge. The notice will also identify any medical or vocational experts consulted on the claim. The Claimant may obtain reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and may request, in writing, a list of medical or vocational experts consulted.

     9.04 Review of a Denied Disability Claim. A Claimant may request a review of the Retirement Committee’s decision regarding a disability claim within 180 days after receipt of the denial of the disability claim. This request must be in writing and addressed to the Retirement Committee. The Claimant may, but is not required to, submit written comments, documents, records and other information relating to the claim for benefits. The review will take into account any such comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will be conducted by someone different from the person who originally denied the claim. This person cannot be a subordinate of the person who originally denied the claim. If the original denial of the claim was based on a medical judgment, the reviewer will consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was. The Claimant will receive notice of the reviewer’s final decision regarding the disability claim within 45 days of the request for review.
     9.05 Deadline to File Claim. To be considered timely under the Plan’s Claims Procedures, a claim must be filed under Section 9.1 or 9.3 within one year after the Claimant knew or reasonably should have known of the principal facts upon which the claim is based. Knowledge of all facts that the Participant knew or reasonably should have known shall be imputed to the Claimant for the purpose of applying this deadline.
     9.06 Exhaustion of Administrative Remedies. The exhaustion of the Plan’s claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (a) no Claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of the Employee Retirement Income Security Act of 1974 as amended (ERISA) or under any other provision of law, whether or not statutory, until the claims procedures have been exhausted in their entirety; and (b) in any such legal action all explicit and all implicit determinations by the Retirement Committee, Trustee or Plan administrator, as the case may be, (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
     9.07 Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (a) 30 months after the Claimant knew or reasonably should have known of the principal facts on which the claim is based, or (b) six months after the Claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the Participant knew or reasonably should have known shall be imputed to every Claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.
     9.08 Committee Discretion; Court Review. The Retirement Committee and all persons determining or reviewing claims have full discretion to determine benefit claims under the Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.
ARTICLE 10
ADMINISTRATION
     10.01 Administration. Except as otherwise provided herein, the Plan shall be administered by the Retirement Committee. The Employer Group shall bear all costs of the Plan, as determined by the Plan Sponsor.
     10.02 Powers of the Retirement Committee. The Retirement Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:
     (a) to interpret the provisions of the Plan
     (b) to find any facts necessary to determine a claim under Article 9; and
     (c) to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.
     10.03 Actions of the Plan Sponsor and Retirement Committee. All determinations, interpretations, rules and decisions of the Plan Sponsor or the Retirement Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
     10.04 Delegation. The Plan Sponsor and the Retirement Committee shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer Group or other individuals or entities. Any such delegation may allow further delegation by the individual or entity to which the delegation is made. Any such delegation may be rescinded at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.
     10.05 Reports and Records. The Plan Sponsor and the Retirement Committee and those to whom they have delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
     10.06 Correction of Plan Errors. The Retirement Committee, in conjunction with the Plan Sponsor, may correct any failures of the Plan to comply in operation (an “Operational Failure”), and any failure of the Plan document to comply, in either case with Code section 409A (or the Treasury Regulations issued thereunder), as the Retirement Committee deems necessary. Without limiting the Retirement Committee’s authority under the preceding sentence, the Retirement Committee, as it determines to be reasonable and appropriate, may correct the Plan document during the transition period set forth in those regulations and other guidance issued under Code section 409A, and correct any operational failure under any applicable method described in Internal Revenue Service Notice 2007-100 or any later correction procedures issued under Code section 409A. To correct an Operational Failure that is an incorrect payment of Plan benefits, the Retirement Committee shall, to the extent permitted or required under the applicable correction procedure (a) require the Plan Sponsor to pay or obtain repayment from the Participant; (b) retroactively correct the amount of the Participant’s Plan benefit, to reflect that correction as if the Operational Failure had never occurred; and (c) provide such statements and reports to the Participant and the Internal Revenue Service as may be required by such correction procedures.
ARTICLE 11
AMENDMENT AND TERMINATION
     This Article 11 is effective as of January 1, 2005.
     11.01 Right to Amend and Terminate. Subject to the restrictions set forth in Sections 11.02 and 11.03, the Plan Sponsor expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to amend, suspend or terminate the Plan, in full or in part, at any time and from time to time. Any such Plan amendment, suspension or termination documents shall be filed with the Plan documents.
     11.02 Protection of Participants upon Amendment and Termination. No amendment, suspension or termination of the Plan shall adversely affect (a) the rights of a Participant, Alternate Payee or Beneficiary then entitled to receive payments under the Plan, as a result of the previous occurrence of the Participant’s death, attaining the Normal Retirement Date, becoming disabled or becoming entitled to receive early retirement benefits under Section 4.03; or (b) the rights of a Participant or Alternate Payee to the amount of benefits he or she would have been entitled to receive at the Participant’s Normal Retirement Date, if the Participant’s Termination of Employment (or any earlier Separation from Service) had occurred on the date of such amendment, suspension or termination; provided, however, that to the extent permitted under Section 4.05(b), or Section 11.03 in the event of a Plan termination, the Plan Sponsor may in its sole discretion accelerate or delay payments of the Actuarial Equivalent of all Plan benefits previously accrued (whether or not payment has commenced) in any manner permitted or required under Section 4.05(b) or Section 11.03.
     11.03 Plan Termination Procedures and Restrictions. If the Plan Sponsor terminates the Plan, no Participant’s benefits shall increase or decrease after the Plan termination date, the unpaid benefits of each Participant or Alternate Payee that have accrued before the Plan termination date shall remain subject to forfeiture under Article 5 (if applicable), unless the Plan is amended to accelerate or waive any risk of forfeiture, and such benefits shall be payable at the time and in the manner otherwise required or elected under the Plan, except that any Exempt Benefits shall be payable at the time and in the manner provided in the 2004 Plan Document for a Plan termination; provided, however, that, in the sole discretion of the Plan Sponsor, such payments (other than the payment of Exempt Benefits) may be accelerated or delayed as set forth below if the Plan termination occurs under any of the following circumstances:
     (a) Change in Control. If (i) the Plan is irrevocably terminated by the Plan Sponsor within the 30 days preceding or the 12 months following the occurrence of a Change in Control (including any Change of Control defined in the agreement under which the Plan Sponsor established the Trust pursuant to Section 12.02, and any other

“change in control” defined under Code section 409A), and (ii) all non-qualified deferred compensation arrangements that are sponsored by the Employer Group immediately after the time of such Change in Control and would be aggregated with this Plan as a “single plan” under Code section 409A are also irrevocably terminated within such period, with respect to each participant who experienced the same Change in Control, and their vested benefits are distributed in taxable payments within 12 months after such arrangements are terminated, then the Actuarial Equivalent amount of each Participant’s unpaid vested Plan Benefit (other than any Exempt Benefit) shall be paid in a cash lump sum and included in the taxable income of each recipient on the date of such payment; and each such payment shall be made on or before the last day of the 12-month period beginning on the Plan termination date. For purposes of this subsection (a), “Plan Sponsor” shall mean the employer that remains primarily liable, immediately after the Change in Control, for payment of Plan benefits.
     (b) Dissolution of Plan Sponsor. If the Plan is terminated within 12 months of the Plan Sponsor’s dissolution and that dissolution is taxable under Code section 331, then the Actuarial Equivalent amount of each Participant’s unpaid vested Plan Benefit (other than any Exempt Benefit) shall be paid in a cash lump sum and included in the taxable income of each recipient on the date of such payment; and each such payment shall be made on or before the end of the later of the following years: (i) the calendar year in which the Plan is terminated, or (ii) the first calendar year in which the payment is administratively practicable.
     (c) Discretionary Plan Termination. If the Plan is terminated in the discretion of the Plan Sponsor, the payment of Plan benefits (other than any Exempt Benefits) may be accelerated as provided below, but only if all of the following conditions are satisfied: (i) neither of the preceding subsections (a) and (b) apply to the Plan termination; (ii) the liquidation of the Plan is not associated with a turndown in the financial health of the Plan Sponsor or the Employer Group; (iii) all non-qualified deferred compensation arrangements that are sponsored by the Employer Group and would be aggregated with this Plan as a “single plan” under Code section 409A (if the same Participant participated in all of those arrangements) are also terminated; (iv) no member of the Employer Group adopts (at any time within three years after the Plan termination date) any new non-qualified deferred compensation arrangement that would be aggregated with this Plan in that same manner; (v) the Plan Sponsor shall continue to pay benefits (other than any Exempt Benefits) under this Plan and such other terminated arrangements, as if none of them had terminated, for at least the first 12-month period beginning on the Plan termination date; and (vi) the Actuarial Equivalent amount of each Participant’s unpaid vested Plan Benefit (other than any Exempt Benefit) and all remaining benefits under such other terminated arrangements shall be paid within 24 months after the Plan termination date in the form of cash lump sums that are included in the taxable income of each recipient on the date of such payment.

ARTICLE 12
MISCELLANEOUS
     12.01 No Guaranty of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between any member of the Employer Group and any Participant or other employee. Nothing contained herein shall give any Participant or other employee the right to be retained in the employ of the Employer Group or in any existing position, or to interfere with the right of any member of the Employer Group to discharge any Participant or other employee at any time, nor shall it give any member of the Employer Group the right to require any Participant or other employee to remain in its employ, or to interfere with the right of a Participant or other employee to terminate employment at any time.
     12.02 Life Insurance and Funding. To the extent permitted under applicable laws, the Plan Sponsor in its sole discretion may apply for and procure as owner and for its own benefit, insurance on the life of a Participant, in such amounts and in such forms as the Plan Sponsor may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Plan Sponsor shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Plan Sponsor has applied for insurance.
     The rights of a Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate) to benefits under the Plan shall be solely those of an unsecured general creditor of the Plan Sponsor. Any insurance policy on the life of a Participant or former Participant, or other assets acquired by or held by the Plan Sponsor, shall not be deemed to be held under any trust for the benefit of any Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate), or as security for the performance of the obligations of the Plan Sponsor, but shall be and remain general, unpledged and unrestricted assets of the Plan Sponsor.
     The Plan Sponsor may establish a trust to facilitate management of any life insurance or other assets that may be used to pay Plan benefits, but the assets of any such trust shall remain subject to the claims of the Plan Sponsor’s general creditors; and no Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate) shall have any right to any of such assets, except in the capacity as an unsecured general creditor of the Plan Sponsor. To the extent that any of the benefits accrued for a Participant under this Plan are paid to a Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate) by the trustee of such a trust, the Plan Sponsor’s obligation to pay that portion of the Participant’s benefits under this Plan shall be discharged to the extent of the trustee’s payment.
     12.03 Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind; provided, however, that:
     (a) in the event that, at the time of a Participant’s Separation from Service (or, in the case of any Exempt Benefits, Termination of Employment), the Participant is indebted to any member of the Employer Group, such member shall have the right to offset any such indebtedness (including any interest thereon) against any benefits otherwise due under this Plan with respect to the Participant, by applying such indebtedness (including any interest thereon) to the fullest extent permitted by law pro-rata to each successive benefit payment when it becomes due thereafter, until the full amount of the debt and any interest owed any member of the Employer Group has been paid; and
     (b) all or any portion of a Participant’s unpaid benefits under this Plan may be assigned by court order to the Participant’s former spouse in connection with a dissolution of their marriage, but only if the Retirement Committee determines, in its sole discretion, that the order satisfies such requirements of a “qualified domestic relations order” as are set forth in paragraphs (1) through (3) of Code section 414(p), as if the Plan were a plan described in Code section 401(a)(13); provided, however, that no such assigned benefit shall be payable before it would have been payable under this Plan in the absence of such order, except that if payment of such assigned benefit has not already commenced to the Participant, the Participant’s former spouse shall have the same rights (if any) to delay payment and change its form as the Participant would have had with respect to the Plan benefit assigned to the former spouse; provided further that no payment shall be made to an Alternate Payee before the Participant’s Separation from Service (or in the case of Exempt Benefits, Termination of Employment) or death. The federal income and payroll taxation of any Plan benefits assigned as provided in the preceding sentence shall be governed by Revenue Rulings 2002-22 and 2004-60, or any applicable guidance subsequently published by the Internal Revenue Service or the Department of the Treasury.
     12.04 Applicable Laws. The Plan and all rights hereunder shall be governed by and construed according to Code section 409A (in the manner provided in subsection (b) of Section 1.02 above), other applicable federal laws and the applicable laws of the State of Minnesota, except to the extent such State laws are preempted by the federal laws of the United States of America.
     12.05 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made, by a Participant or Beneficiary to the Plan Sponsor or the Retirement Committee shall be made in writing and in such form as the Retirement Committee shall prescribe. Any communication made under this Plan shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to either (a) the address of the Participant or Beneficiary last shown in the Plan Sponsor’s records; or (b) if sent to the Retirement Committee or Plan Sponsor, its principal offices at Minneapolis, Minnesota, to the attention of the “Pension Retirement Committee” or one of its members.
     12.06 Captions. The captions at the head of the Articles and Sections of this Plan are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Plan.
     12.07 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and in any such case the remainder shall continue in full force and effect, to the extent that any purposes of the Plan may still be carried out.

     12.08 Binding Instrument. The provisions of this Plan shall be binding upon each Participant and Alternate Payee (and their respective heirs, personal representatives and Beneficiaries); and upon the Retirement Committee and the Plan Sponsor, its successors and assigns.
     IN WITNESS WHEREOF, the Retirement Committee has approved this instrument at its meeting on August 29, 2008; and has caused this instrument to be executed by an officer of the Plan Sponsor on this 9th day of December, 2008, but effective as of January 1, 2008, except as otherwise specified herein.

G & K SERVICES, INC.
By	/s/ Jeffrey L. Cotter
Its Vice President, General Counsel

EXHIBIT A-1
G & K SERVICES
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As of January 1, 2007, and superseded as of January 1, 2008, except for Exempt Benefits)
     With respect to all Plan benefits that commenced before January 1, 2008, and with respect to Exempt Benefits commencing before and after that date, an “Actuarially Equivalent” benefit or amount shall be determined by application of the factors set forth below:
(a) Factors for Optional Forms of Benefit Payments. The amount of the optional form of benefit is obtained by multiplying the normal benefit amount payable for the Participant’s lifetime by the factor shown. In applying the factors specified in this Exhibit A, “Age Difference” means the result of subtracting the joint annuitant’s birth date from the Participant’s birth date, and dropping any fractional year. Age Difference will be a negative number when the joint annuitant is younger than the Participant and a positive number when the joint annuitant is older than the Participant.

Optional Form of Benefit	Factor
Ten Year Certain and Life — An annuity payable for ten years certain and for the life of the Participant	.955

Joint and 100% Survivor Benefit —
An annuity payable for the life of the Participant, with a survivor annuity payable for the life of the Beneficiary in an amount equal to the full amount of the annuity payable during the life of the Participant.
.860 + [.006 x (Age Difference)] but not more than 1.00 nor less than 0.51

Joint and 50% Survivor Benefit —
An annuity payable for the life of the Participant, with a survivor annuity payable for the life of the Beneficiary, in an amount equal to one-half of the amount of the annuity payable during the life of the Participant
.920 + [.004 x (Age Difference)] but not more than 1.00 nor less than 0.51
These factors are based on 7% interest and 1983 Group Annuity Mortality, assuming 50% of the employees are male and 50% are female.
Note: No other optional forms are permitted for Exempt Benefits.
(b) Factors for All Other Circumstances (including Plan termination and small lump sum payments). The factors will be determined by using the mortality table prescribed by the Commissioner of Internal Revenue under Code sections 415(b)(2)(E)(v) and 417(e)(3), as set forth in Revenue Ruling 2001-62 (which is based upon a fixed blend of 50 percent of the unloaded male mortality rates and 50 percent of the unloaded female mortality rates underlying the mortality rates in the 94 GAR Table, projected to 2002); and the annual rate of interest on 30-year Treasury securities for a specified calendar month, as published for the second calendar month (i.e. the rate for November, as published each December) preceding the Plan Year in which the distribution occurs.
Notwithstanding the foregoing, this revised paragraph (b) shall not be applied to reduce the amount of any Plan benefit payable to a Participant who has, before April 10, 2003, completed the five-year continuous service requirement set forth in Section 5.01 of the Plan as it existed on April 9, 2003.

EXHIBIT A-2
G & K SERVICES
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As of January 1, 2008)
     During each Plan Year beginning on or after January 1, 2008, an “Actuarially Equivalent” benefit or amount (other than any Exempt Benefit) shall be determined for all purposes under the Plan by application of the actuarial assumptions set forth below:
(a) Applicable Mortality Table. The applicable mortality table prescribed by the Commissioner of Internal Revenue under Code section 417(e)(3)(B), as amended by the Pension Protection Act of 2006, to be used for that Plan Year by the Qualified Pension Plan.
(b) Applicable Interest Rates. The applicable interest rates prescribed under Code sections 417(e)(3)(C) and (D), as amended by the Pension Protection Act of 2006, which are the adjusted first, second and third segment rates applied under Code § 417(e)(3)(D), as published for the second calendar month (i.e. the average rates for November as published each December) preceding that Plan Year.